SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                            ILX RESORTS INCORPORATED
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
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    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                            ILX RESORTS INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 21, 2000


To the Shareholders of ILX Resorts Incorporated:

         Notice is hereby given that the 2000 Annual Meeting of Shareholders of ILX Resorts Incorporated, an Arizona corporation (the "Company"), will be held at the ILX Resorts Phoenix Sales Office, at 2111 East Highland Avenue, Suite 150, Phoenix, Arizona 85016 on the 21st day of June, 2000 at 11:00 a.m., local time, to consider and act upon the following proposals:

     (a) To elect seven (7) directors to serve until the next annual meeting of shareholders of the Company, or until their successors are duly elected and qualified; and

     (b) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing matters are more fully explained in the accompanying Proxy Statement which is hereby made a part of this notice. All holders of record of Common Stock at the close of business on April 18, 2000 will be entitled to vote at the meeting.

         All shareholders are cordially invited to attend the meeting in person. You are urged to sign, date and otherwise complete the enclosed proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the meeting. If you attend the meeting, you may vote your shares in person even if you have signed and returned your proxy card.


                       By order of the Board of Directors,


                       Stephanie D. Castronova
                       Secretary


Phoenix, Arizona
March 27, 2000

                            ILX RESORTS INCORPORATED

                      2111 East Highland Avenue, Suite 210
                             Phoenix, Arizona 85016

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on June 21, 2000

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ILX Resorts Incorporated, an Arizona corporation (the "Company"), for use at the Company's 2000 Annual Meeting of Shareholders (the "Meeting"), to be held on June 21, 2000, at 11:00 a.m., local time, and at any and all adjournments and postponements of the Meeting. The Meeting will be held at the ILX Resorts Phoenix Sales Office at 2111 East Highland Avenue, Suite 150, Phoenix, Arizona 85016. This Proxy Statement and the accompanying form of proxy (the "Proxy") will be first mailed to shareholders on or about April 28, 2000.

         Only holders of record of the Company's no par value common stock (the "Common Stock") at the close of business on April 18, 2000 (the "Record Date") are entitled to vote at the Meeting. The Proxy is enclosed for use at the Meeting if you are unable to attend in person. The persons named therein as proxies were selected by the Board of Directors of the Company. The Proxy is solicited by the Board of Directors of the Company. If a Proxy in the accompanying form is duly executed and returned, it will be voted as specified therein. If no specification is made, it will be voted in accordance with recommendations made by the Board of Directors. The Proxy may, nevertheless, be revoked at any time prior to exercise by delivering written notice of revocation to the Secretary of the Company or by attending the meeting and voting in person.

         The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and the Proxy and the cost of further solicitation hereinafter referred to is to be borne by the Company and is estimated to be nominal. In addition to the use of the mails, it may be necessary to conduct some solicitation by telephone, telegraph or personal interview. Any such solicitation will be done by the directors, officers and regular employees of the Company; and, in addition, banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy soliciting materials to their principals to obtain authorization for the execution of proxies on their behalf. The Company will not pay such persons any compensation for soliciting proxies, but such persons will be reimbursed by the Company for their out-of-pocket expenses incurred in connection therewith.

                                     VOTING

         At the close of business on February 29, 2000, the Company had issued and outstanding 3,853,873 shares of Common Stock, each share being entitled to one vote. No other voting class of stock was then or is now outstanding.

         The holders of the majority of the shares of the Company's Common Stock outstanding on the Record Date and entitled to be voted at the Meeting, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof.

         Shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting entitles each shareholder to cast a number of votes equal to the number of shares of Common Stock held multiplied by the number of directorships to be filled. A shareholder may cast all of its votes for one candidate or distribute the votes among two or more candidates. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulation of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. The seven nominees receiving the most votes shall be deemed elected to the Company's Board of Directors.

         Any shareholder wishing to do so may appoint Joseph P. Martori and Nancy J. Stone as proxies to vote such shareholder's stock by so indicating his preference on his Proxy Form. By making such an election, the shareholder appoints Joseph P. Martori and Nancy J. Stone, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the Proxy Form, all the shares of Common Stock of ILX Resorts Incorporated held of record by the shareholder on April 18, 2000, at the Annual Meeting of Shareholders to be held June 21, 2000, or any adjournment thereof.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

         The following table sets forth, as of February 29, 2000, certain information regarding the beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to have beneficial ownership of 5% or more of the outstanding Common Stock, (ii) each director, (iii) each Named Executive Officer (hereinafter defined) and (iv) all executive officers and directors as a group.

Name and Address of                              Number of            Percentage
Beneficial Owner (+)                             Shares (1)            of Class
--------------------                             ----------            --------

Joseph P. Martori                               1,105,253 (2)           28.7%

Nancy J. Stone                                    140,418 (3)            3.6%

Edward S. Zielinski                                44,320 (4)            1.1%

Patrick J. McGroder III                            41,215 (5)            1.0%

Joseph P. Martori, II                              34,725                1.0%

James W. Myers                                      9,800 (6)             *

Steven R. Chanen                                    5,000 (6)             *

Michael W. Stone                                  140,418 (7)            3.6%

Donald D. Denton                                    6,000                 *

Margaret M. Eardley                                     0                 *

Edward J. Martori ("EJM")                         888,148 (8)           23.0%

Martori Enterprises Incorporated ("MEI")          852,697               22.1%

All Directors and Officers as
 a Group (10 persons)                           1,386,731 (9)           35.6%

----------
*    Less than 1%.

(+) Unless otherwise indicated, each holder has the address: c/o ILX Resorts Incorporated, 2111 East Highland Avenue, Suite 210, Phoenix, Arizona 85016.
(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date set forth in the introductory paragraph above. However, for purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or group of persons has or have the right to acquire from the Company within 60 days from the date set forth in the introductory paragraph above is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or of All Directors and Officers as a Group.
(2) Includes 852,697 shares owned by MEI, of which Joseph P. Martori is a director and owner of 40% of the voting capital stock; 132,300 shares held in IRA accounts of which he is beneficiary; 6,500 shares held by his wife, Mia A. Martori; 212 shares held by a trust of which he is trustee; and 142 shares owned by an estate of which he is a personal representative.

(3) Includes 5,000 shares issuable by the Company pursuant to options at $8.125 per share; 7,000 shares and options to purchase 17,500 shares from the
     Company at $8.125 per share held by her husband, Michael W. Stone; and 15,000 shares issued by the Company in January 2000 for services to be performed during the 2000 calendar year that are revocable in the event Ms. Stone is not employed by the Company on January 1, 2001.
(4) Includes 200 shares held by Edward S. Zielinski as custodian for his son, Stefan Edward Zielinski; options to purchase 6,000 shares from the Company at $8.125 per share; 100 shares held by his wife, Nancy Zielinski; and 7,000 shares issued by the Company in January 2000 for services to be performed during the 2000 calendar year that are revocable in the event Mr. Zielinski is not employed by the Company on January 1, 2001.
(5) Includes 1,500 shares held by the Patrick J. McGroder III and Susan McGroder Revocable Trust; 6,700 shares held by the McGroder Family Limited Partnership, in which Patrick J. McGroder III and Susan McGroder have a 99% interest; 5 shares held by Shamrock Consultants, which is wholly owned by Patrick J. McGroder III; 19 shares held by Patrick J. McGroder III, P.C., an Arizona professional corporation, wholly owned by Patrick J. McGroder III; 2,128 shares held by Susan McGroder IRA; 20,000 shares held by McMac, L.L.C., an Arizona limited liability company of which Patrick J. McGroder III is one-third owner; 2,650 shares held by Mr. McGroder's children's irrevocable trusts as follows: 1,050 shares held by the Caroline E. McGroder 1992 Trust; 50 shares held by the Elizabeth McGroder 1992 Trust; 50 shares held by the Patrick J. McGroder IV 1992 Trust; 500 shares by the Patrick J. McGroder IV UTMA Arizona Trust; and options to purchase 5,000 shares from the Company at $3.25 per share.
(6) Includes 5,000 shares issuable by the Company pursuant to options at $6.25 per share.
(7) Includes 17,500 shares issuable by the Company pursuant to options at $8.125 per share; and 110,918 shares and options to purchase 5,000 shares from the Company at $8.125 per share held by his wife, Nancy J. Stone.
(8) Includes 852,697 shares owned by MEI, 56% of the capital stock of which is owned by Edward J. Martori; and 142 shares owned by the Estate of Edward Joseph Martori, of which Edward J. Martori is beneficiary.
(9)  Includes options to purchase 43,500 shares from the Company.

       The management of the Company is not aware of any change in control of the Company that has taken place since the beginning of the last fiscal year, nor of any contractual arrangements or pledges of securities, the operation of the terms of which may at a subsequent date result in a change in control of the Company.

                              ELECTION OF DIRECTORS

         The entire Board of Directors is elected annually, with each director to hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified. The persons named as proxy holders in the enclosed Proxy have been designated by the Board of Directors and they intend to vote "FOR" the election to the Board of Directors of each of the persons named below, except where authority is withheld by a shareholder. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR VOTE FOR ELECTION OF EACH OF THE NOMINEES TO SERVE ON THE BOARD OF DIRECTORS.

         Each of the nominees has consented to be named herein and to serve if elected. However, if any nominee at the time of election is unable or unwilling to serve as a director or is otherwise unavailable for election, the shares represented by proxies will be voted for the election of such other person as the Board of Directors may designate or, in the absence of such designation, for a nominee selected by the proxy holders named in the enclosed Proxy.

         Certain information concerning the director nominees as of February 29, 2000 is set forth below. Except as set forth herein, none of the nominees are officers or directors of any other publicly owned corporation or entity.

                                                            Director
               Name                       Age                 Since
               ----                       ---                 -----
         Steven R. Chanen                  46                 1995
         Joseph P. Martori                 58                 1986
         Joseph P. Martori, II             30                 1999
         Patrick J. McGroder III           54                 1997
         James W. Myers                    65                 1995
         Nancy J. Stone                    42                 1989
         Edward S. Zielinski               48                 1996

DIRECTOR NOMINEES

         STEVEN R. CHANEN has served as a director of the Company since July 1995. Mr. Chanen has served as President and Chief Operating Officer of Chanen Construction Company, Inc., Phoenix, Arizona, since 1989 and as Chairman of the Board of Media Technology Capital Corporation (doing business as S.R. Chanen & Co., Inc.) since 1987. Prior thereto, Mr. Chanen served as Vice President of FMR Capital Corporation from 1981 to 1986 and as a shareholder and director of Wentworth and Lundin law firm from 1980 to 1986. Mr. Chanen received B.S. and J.D. degrees from Arizona State University.

         JOSEPH P. MARTORI has served as a director of the Company since its inception and as Chairman of the Board since 1991. Mr. Martori served as President from November 1993 through 1995 and has served as Chief Executive Officer since 1994. Prior thereto, Mr. Martori was engaged in the private practice of law since 1967 with the New York City law firm of Sullivan & Cromwell; the Phoenix law firms of Snell & Wilmer; Martori, Meyer, Hendricks & Victor, P.A. (of which he was a founding member); and Brown & Bain, P.A. (of which he was the Chairman of the Corporate, Real Estate and Banking Department). Mr. Martori was a founder of Firstar Metropolitan Bank & Trust in Phoenix and has served on its Board of Directors since 1983. Mr. Martori is also Chairman of the Board of MEI, an investment company that holds 22.1% of the Company's outstanding Common Stock. Mr. Martori is also a member of the Board of Trustees of The Lawyers' Committee for Civil Rights under Law. Mr. Martori received a B.S. degree and an M.B.A. degree in finance from New York University and a J.D. degree from the University of Notre Dame Law School. Mr. Martori is the father of Joseph P. Martori, II.

         JOSEPH P. MARTORI, II has served as a director of the Company since July 1999, has been employed by the Company since October 1995 and has been a Vice President since June 1996. Mr. Martori has also served as Executive Vice President of Sales of Varsity Clubs of America Incorporated since July 1997 and is currently the General Sales Manager of both the Varsity Clubs of America - Tucson Chapter and the Phoenix ILX Premiere Vacation Club Sales Offices. From September 1993 until August 1995, Mr. Martori attended the University of New Mexico in the Anderson School of Management MBA program. Mr. Martori holds a B.S. degree in Agriculture from the University of Arizona. Joseph P. Martori, II is the son of Joseph P. Martori.

         PATRICK J. MCGRODER III has served as a director of the Company since June 1997. Mr. McGroder has been a trial lawyer engaged in the practice of law since 1970, and has served since 1990 as a member of the law firm of Goldstein & McGroder, Ltd. of Phoenix, Arizona (which he co-founded). Mr. McGroder received a B.A. degree from the University of Notre Dame and a J.D. degree from the University of Arizona School of Law. Mr. McGroder has also served as Chairman of the Board of Sedona Worldwide Incorporated ("SWI") since April 1998. SWI was a majority owned subsidiary of the Company until December 31, 1999.

         JAMES W. MYERS has served as a director of the Company since July 1995. Mr. Myers has served as President of Myers Management and Capital Group, Inc., a management consulting firm he founded, since December 1995. From 1986 to 1995, Mr. Myers was President and Chief Executive Officer of Myers Craig Vallone Francois, Inc., an investment banking and management advisory firm he also founded. Prior thereto, Mr. Myers held executive positions with a variety of public and private companies from 1956 to 1986. Mr. Myers also serves as a director of SWI (which was a majority owned subsidiary of the Company until December 31, 1999), Autom, BG Associates, Chambers Belt, Inc., China Mist Tea, First Solar, Inc., Landiscor, Inc., OmniMount, Poore Brothers, Inc., Solar Cells, Inc. and True North, LLC. Mr. Myers received a B.S. degree from Northwestern University and an M.B.A. degree from the University of Chicago.

         NANCY J. STONE has served as a director of the Company since April 1989, and as President and Chief Operating Officer since January 1996. Ms. Stone served as Chief Financial Officer of the Company from July 1993 to December 1997, as well as from January 1990 to April 1992, and as Executive Vice President from July 1993 to December 1995. Ms. Stone served on the faculty of North Central College, Naperville, Illinois from 1992 to 1993. Ms. Stone also served as Vice President of Finance and Secretary of the Company from April 1987 to December 1989. Ms. Stone is a Certified Public Accountant in the State of Arizona. Ms. Stone received a B.A. degree in accounting and finance from Michigan State University and an M.B.A. degree from Arizona State University. Ms. Stone is the wife of Executive Vice President Michael W. Stone.

         EDWARD S. ZIELINSKI has served as a director and Executive Vice President of the Company since January 1996, and as President and Chief Operating Officer of Varsity Clubs of America Incorporated since July 1997. Mr. Zielinski served as Senior Vice President of the Company from January 1994 to December 1995 and as General Manager of Los Abrigados Resort & Spa from December 1992 until January 1994, and in various other executive positions with the Company since November 1988. Mr. Zielinski has twenty years of resort management and marketing experience in both the domestic and international markets.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS MEETINGS

         The Board of Directors of the Company met two times during the fiscal year ended December 31, 1999. All directors attended each of the meetings of the Board of Directors, during the period they served as a director, and the Committees of the Board of Directors, if any, upon which such director served during the 1999 fiscal year, except for Patrick J. McGroder III, who missed both meetings of the Board of Directors.

         The Board of Directors maintains an audit committee ("Audit Committee"), a stock option committee ("Stock Option Committee"), a compensation committee ("Compensation Committee") and an executive committee. There is no nominating committee or any committee performing that function.

AUDIT COMMITTEE

         The Audit Committee, which during 1999 consisted of Messrs. Myers and McGroder, met once during fiscal year 1999. In March 2000, the Audit Committee was expanded to become a three-person committee and simultaneously Mr. Chanen was added to the Committee. The Audit Committee is responsible for recommending the Company's independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, establishing and monitoring the
Company's financial policies and control procedures, and reviewing and monitoring the provision of non-audit services by the Company's auditors.

STOCK OPTION COMMITTEE

         The Stock Option Committee, which consists of Messrs. Myers and McGroder, met once during fiscal year 1999. The function of the Stock Option Committee is to provide recommendations to the Board of Directors regarding the granting of stock options to key employees and directors of the Company.

COMPENSATION COMMITTEE

         The Compensation Committee, which consists of Messrs. Myers and McGroder, met once during fiscal year 1999. The function of the Committee is to provide recommendations to the Board of Directors regarding the compensation of executive officers of the Company and regarding the compensation policies and practices of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The following is a summary of transactions to which the Company or its subsidiaries is a party in which the amount involved since January 1, 1999 exceeded $60,000 and in which officers, directors, nominees and/or greater than 5% beneficial owners of the Company's Common Stock (or any immediate family members of the foregoing) had, or will have, a direct or indirect material interest.

         Effective as of January 1, 1998, the Company entered into four-year employment agreements with each of Messrs. Martori and Zielinski and Ms. Stone. Pursuant to these agreements, the Company shall provide an annual base salary of $200,000 to Mr. Martori, $150,000 to Ms. Stone and $130,000 to Mr. Zielinski, in addition to bonus or other compensation payable at the discretion of the Board of Directors. Effective January 1, 2000, the base salaries of Ms. Stone and Mr. Zielinski were increased to $175,000 and $140,000, respectively. Ms. Stone and Mr. Zielinski are entitled to receive 15,000 and 7,000 restricted shares of Common Stock on January 1st of each year during their respective terms of employment.

         In July 1999, the Company entered into an agreement with MEI to purchase sixty vacation ownership interests for a purchase price of $500,000. The purchase was financed with a promissory note bearing interest at 8% and with a maturity date of December 15, 2002. During 1999, the Company made payments of $100,000 in principal and $5,756 in interest on the note. In conjunction with this transaction, the terms of a note payable to EJM were modified, as further described below.

         In 1999, the Company modified the terms of a note payable to EJM that had been issued in conjunction with the acquisition in 1994 of all of the Class A Limited Partnership Interests in Los Abrigados Partners Limited Partnership, a subsidiary of the Company. Prior to modification the note had an outstanding principal balance of $894,078, bore interest at 8% and had a December 31, 1999 maturity date. The Company made a $194,078 principal payment on the note in 1999 and the terms were modified to provide for a 10% interest rate, quarterly interest payments and a maturity date of December 15, 2003. The Company paid $97,124 in interest on the note during 1999.

         Joseph P. Martori, Chairman of the Board and Chief Executive Officer of the Company, is also the Chairman of the Board of MEI, which owned 22.1% of the Common Stock outstanding as of February 29, 2000. The voting stock of MEI is controlled by EJM, who is a cousin of Joseph P. Martori. EJM served as a director of the Company from December 1993 to November 1997.

         In December 1999, the Company completed the spin-off of its 80% owned subsidiary SWI. As a result of the spin-off, the shareholders of the Company's common stock were issued the Company's 80% ownership in SWI and the Company no longer holds an interest in SWI. Shareholders as of the record date, including shareholder officers, directors and 5% beneficial owners of the Company's common stock, were issued a prorata distribution of shares of stock in SWI. Such shares were mailed to shareholders in January 2000. In conjunction with the spin-off, the Company agreed to provide up to $200,000 of working capital financing to SWI through November 30, 2000, with any such advances to bear interest at prime plus 3% and be due on December 31, 2000. No advances were made under this agreement in 1999.

         In January 2000, the Company entered into an agreement to lease from EJM for $48,000 rent per year the building that houses its telemarketing operations, administrative offices and the SWI warehouse and administrative offices. The agreement has a two-year term, with three one-year options to renew. Prior to January 2000, SWI leased the building from EJM for $48,000 per year rent under an original one-year term with four options to renew through December 2000. Under that agreement the Company paid $48,000 rent to EJM in 1999. Commencing January 1, 2000, the Company sublets space in the building to SWI for $2,000 per month.

         The above-described transactions are believed to be on terms no less favorable to the Company than those available in arms' length transactions with unaffiliated third parties. Each transaction has been approved by independent directors of the Company who are not parties to the transaction.

                              EXECUTIVE MANAGEMENT

         The following table sets forth certain information concerning the Company's executive officers and certain key employees. Except as otherwise noted, none of the executive officers are directors or officers of any other publicly owned corporation or entity.

    Name                  Age                    Position
    ----                  ---                    --------

    Joseph P. Martori     58   Chairman of the Board and Chief Executive Officer
    Nancy J. Stone        42   President, Chief Operating Officer and Director
    Edward S. Zielinski   48   Executive Vice President, President and Chief
                               Operating Officer of Varsity Clubs of America
                               Incorporated and Director
    Margaret M. Eardley   31   Executive Vice President and Chief Financial
                               Officer
    Donald D. Denton      39   Executive Vice President of Sales
    Michael W. Stone      45   Executive Vice President of Customer Relations

EXECUTIVE OFFICERS

         JOSEPH P. MARTORI has served as a director of the Company since its inception and as Chairman of the Board since 1991. Mr. Martori served as President from November 1993 through 1995 and has served as Chief Executive Officer since 1994. Prior thereto, Mr. Martori was engaged in the private practice of law since 1967 with the New York City law firm of Sullivan & Cromwell; the Phoenix law firms of Snell & Wilmer; Martori, Meyer, Hendricks & Victor, P.A. (of which he was a founding member); and Brown & Bain, P.A. (of which he was the Chairman of the Corporate, Real Estate and Banking Department). Mr. Martori was a founder of Firstar Metropolitan Bank & Trust in Phoenix and has served on its Board of Directors since 1983. Mr. Martori is also Chairman of the Board of MEI, an investment company that holds 22.1% of the Company's outstanding Common Stock. Mr. Martori is also a member of the Board of Trustees of The Lawyers' Committee for Civil Rights under Law. Mr. Martori received a B.S. degree and an M.B.A. degree in finance from New York University and a J.D. degree from the University of Notre Dame Law School. Mr. Martori is the father of board member Joseph P. Martori, II.

         NANCY J. STONE has served as a director of the Company since April 1989 and as President and Chief Operating Officer since January 1996. Ms. Stone served as Chief Financial Officer of the Company from July 1993 to December 1997, as well as from January 1990 to April 1992, and as Executive Vice President from July 1993 to December 1995. Ms. Stone served on the faculty of North Central College, Naperville, Illinois from 1992 to 1993. Ms. Stone also served as Vice President of Finance and Secretary of the Company from April 1987 to December 1989. Ms. Stone is a Certified Public Accountant in the State of Arizona. Ms. Stone received a B.A. degree in accounting and finance from Michigan State University and an M.B.A. degree from Arizona State University. Ms. Stone is the wife of Michael W. Stone.

         EDWARD S. ZIELINSKI has served as a director and Executive Vice President of the Company since January 1996, and as President and Chief Operating Officer of Varsity Clubs of America Incorporated since July 1997. Mr. Zielinski served as Senior Vice President of the Company from January 1994 to December 1995 and as General Manager of Los Abrigados Resort & Spa from December 1992 until January 1994, and in various other executive positions with the Company since November 1988. Mr. Zielinski has twenty years of resort management and marketing experience in both the domestic and international markets.

         MARGARET M. EARDLEY has served as Executive Vice President and Chief Financial Officer of the Company since March 2000. Prior thereto, Ms. Eardley was Vice President and Chief Financial Officer of First American Health
Concepts,  Inc.  from 1998 to 2000 and Vice  President of Finance for Cedar Hill
Assurance Company from 1997 to 1998. Ms. Eardley was employed by Republic Western Insurance Company from 1991 to 1997 in various finance and accounting related positions, including Vice President and Treasurer. Ms. Eardley received a B.S. degree in Finance from Arizona State University and an M.B.A. from the University of Phoenix.

         DONALD D. DENTON has served as Executive Vice President of Sales and General Sales Manager at Los Abrigados Resort & Spa since March 1999. Mr. Denton had served as Senior Vice President from January 1996 to September 1997 and General Sales Manager at Los Abrigados Resort & Spa from February 1993 to September 1997. From December 1998 through February 1999, Mr. Denton was president of Denton Marketing Group, a company which he founded, engaged in providing sales and marketing services to the vacation ownership industry in the Palm Springs area of California.

         MICHAEL W. STONE has served as Executive Vice President of Customer Relations since January 2000 and as Executive Vice President of Varsity Clubs of America Incorporated since October 1997. Mr. Stone served as President of Sedona Worldwide Incorporated (formerly Red Rock Collection Incorporated) from July 1993 to February 1997. Mr. Stone received a B.A. degree in marketing from Michigan State University. Mr. Stone is the husband of Nancy J. Stone.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows, for each of the fiscal years ended December 31, 1999, 1998 and 1997, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the Company's Chief Executive Officer and other most highly compensated executive officers (collectively, the "Named Executive Officers") receiving compensation in excess of $100,000 in all capacities in which they served during the last completed fiscal year.

                              SUMMARY COMPENSATION

                                                                                         Long-term
                                           Annual Compensation (2)                  Compensation Awards
                              --------------------------------------------  --------------------------------------
                                                                  Other     Restricted   Securities
                                                                 Annual        Stock     Underlying      All Other
Name and Title                Year    Salary      Bonus       Compensation    Awards    Options/SARS   Compensation
--------------                ----    ------      -----       ------------    ------    ------------   ------------
Joseph P. Martori (l)         1999   $200,100   $27,332 (3)        --           --           --             --
 Chairman and Chief           1998    207,692    15,000            --           --           --             --
 Executive Officer            1997    149,606    50,000            --           --           --             --

Nancy J. Stone (l)            1999    150,000    43,358 (4)        --           --           --             --
 President and Chief          1998    155,769    98,786 (5)        --           --           --             --
 Operating Officer            1997    129,659   102,896 (6)        --           --           --             --

Edward S. Zielinski (l)       1999    130,500     6,696 (7)        --           --           --             --
 Executive Vice President     1998    134,792    49,021 (8)        --           --           --             --
                              1997    115,012    34,689 (9)        --           --           --             --

Donald D. Denton              1999     30,000   169,143 (10)       --           --           --             --
 Executive Vice President     1998         --        --            --           --           --             --
 of Sales                     1997     27,000   175,429 (10)       --           --           --             --

Alan J. Tucker (11)           1999    120,462        --            --           --           --             --
 Executive Vice President     1998         --        --            --           --           --             --
 of Marketing                 1997         --        --            --           --           --             --

----------
(1) Effective as of January 1, 1998, each of Mr. Martori, Ms. Stone and Mr. Zielinski entered into an employment agreement with the Company that establishes the rates of annual base and incentive compensation to be received by him or her commencing on such date. See "Certain Relationships and Related Transactions."
(2) Excludes Profit Sharing Plan and Employee Stock Ownership Plan contributions on behalf of the respective Named Executive Officer. During 1994, the Company adopted a Profit Sharing Plan and has since declared annual contributions. During 1999, the Company adopted an Employee Stock

     Ownership Plan, to which it made a contribution in 1999. None of the Named Executive Officers was allocated more than $4,100 for the 1997 and 1998 plan years nor are they expected to be allocated more than a total of $10,000 for the 1999 plan year.
(3) Includes 5,000 and 10,000 shares of restricted Common Stock at $1.125 and $0.9375 per share, respectively.
(4) Includes 15,000, 5,000 and 5,000 shares of restricted Common Stock at $1.03, $1.125 and $0.9375 per share, respectively, net of repayment of $3,757 in 1999 of a 1998 overpayment of bonus.
(5)  Includes 15,000 shares of restricted Common Stock at $2.89 per share.
(6) Includes 7,500 shares of unrestricted Common Stock at $5.625 per share and 7,500 shares of restricted Common Stock at $2.8125 per share.
(7) Includes 7,000 and 5,000 shares of restricted Common Stock at $1.03 and $1.125 per share, respectively, net of repayment of $11,325 in 1999 of a 1998 overpayment of bonus.
(8)  Includes 7,000 shares of restricted Common Stock at $2.89 per share.
(9)  Includes 3,500 shares of unrestricted Common Stock at $5.625 per share.
(10) Includes commissions on sales of vacation ownership interests. Mr. Denton was not employed by the Company for the period October 1997 through February 1999.
(11) Mr. Tucker's employment with the Company was terminated on February 3, 2000.

OPTION GRANTS IN THE LAST FISCAL YEAR

         No stock options or stock appreciation rights were granted to Named Executive Officers or to other employees in 1999.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                               AND FISCAL YEAR END
                                  OPTION VALUES

         The following table sets forth information regarding option exercises by the Named Executive Officers during 1999 and unexercised options held by Named Executive Officers at December 31, 1999.

                                                      Number of Securities          Value of Unexercised
                           Shares                    Underlying Unexercised        In-the-money Options at
                         Acquired on     Value     Options at Fiscal Year-end         Fiscal Year-end
Name                    Exercise (#)   Realized   Exercisable    Unexercisable  Exercisable    Unexercisable
----                    ------------   --------   -----------    -------------  -----------    -------------
Joseph P. Martori             0           $0             0            0            $0               $0
Nancy J. Stone                0            0         5,000            0             0                0
Edward S. Zielinski           0            0         6,000            0             0                0

DIRECTOR COMPENSATION

         The Company's policy is to pay a fee for each Board of Directors' meeting attended by directors who are not employees of the Company, and reimburse all directors for actual expenses incurred in connection with attending meetings of the Board of Directors. The fee for each Board of Directors' meeting attended by a non-employee director is $1,000. In addition, all non-employee directors receive a grant of options to purchase 5,000 shares of Common Stock following their election to the Board of Directors. The options are fully exercisable on the first anniversary of the date of grant.

STOCK OPTION PLANS

         The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which selects the persons to whom stock options are granted and determines the terms and conditions of each grant, including the number of shares of Common Stock covered by the option, its exercise price or purchase price, and its expiration date.

         1995 STOCK OPTION PLAN. The Company's 1995 Stock Option Plan was adopted by the Board of Directors in July 1995 (the "1995 Stock Option Plan"). The 1995 Stock Option Plan authorizes the Board of Directors of the Company to grant options to purchase the Company's authorized but unissued or reacquired Common Stock to the key employees of the Company or its subsidiaries. The aggregate number of shares of Common Stock that may be issued under the Stock Option Plan is 100,000 shares, of which 54,300 were available for future grants as of December 31, 1999. Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price as determined by the Board of Directors, during a period specified in the applicable option agreement.

         Under the 1995 Stock Option Plan, the Company may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options"), or options not intended to qualify as Incentive Stock Options ("Nonstatutory Options"). The options are granted for investment purposes only and are not transferable except by the laws of descent and devise.

         Incentive Stock Options may only be granted to employees of the Company. They are exercisable one year after the grant of the options and expire on the earlier of (i) five years after the date of grant as to any optionee who immediately before the granting of the options owned more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries or (ii) ten years after the date of grant of the option as to any optionee whose stock ownership represented less than ten percent of the Company or any of its subsidiaries' combined voting power immediately before the date of grant. Nonstatutory Stock Options are exercisable at any time after they are granted and their durations are determined by the Board of Directors. All options granted pursuant to the 1995 Stock Option Plan are subject to earlier termination in the event of the termination of the optionee's employment with the Company.

         1992 STOCK OPTION PLAN. The Company's 1992 Stock Option Plan was adopted by the Board of Directors in May 1992 (the "1992 Stock Option Plan"). The 1992 Stock Option Plan authorizes the Board of Directors of the Company to grant options to purchase the Company's authorized but unissued or reacquired Common Stock to the key employees of the Company or its subsidiaries. The aggregate number of shares of Common Stock that may be issued under the 1992 Stock Option Plan is 100,000 shares, all of which had been granted at December 31, 1999. Stock options entitle the optionee to purchase Common Stock from the Company for a specified exercise price as determined by the Board of Directors, during a period specified in the applicable option agreement.

         Under the 1992 Stock Option Plan, the Company may grant Incentive Stock Options or Nonstatutory Options. All options granted pursuant to the 1992 Stock Option Plan are granted for investment purposes only and are not transferable except by laws of descent and devise.

         Incentive Stock Options may only be granted to employees of the Company. They are exercisable one year after the grant of the options and expire on the earlier of (i) five years after the grant of the options for any optionee who immediately before the granting of the options owned more than ten percent of the total combined voting power of all classes of stock of the Corporation or any of its subsidiaries or (ii) ten years after the grant of the options for any optionee whose stock ownership represented less than ten percent of the Company or any of its subsidiaries' combined voting power immediately before the granting of the options. Nonstatutory Stock Options are exercisable at any time after they are granted and their durations are determined by the Board of Directors. However, both types of options are subject to earlier termination in the event of the termination of the optionee's employment with the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation during the year ended December 31, 1999:

         It is the Company's policy to compensate its executives in a manner that aligns their interests with the long-term interests of the Company and its shareholders. Through its compensation policies the Company also seeks to attract and retain senior executives and reward executives for their collective and individual contribution to the leadership and short-term and long-term growth and profitability of the Company. The Company compensates its executives through a mixture of base salary, discretionary bonuses, and discretionary stock and stock option grants. The principal component of executive compensation to date has been base salary and, in the case of the executive responsible for the Company's vacation ownership interest sales, commission.

         Effective January 1, 1998, the Company entered into employment agreements with each of Mr. Joseph Martori, Ms. Nancy Stone and Mr. Edward Zielinski to serve as Chairman and Chief Executive Officer of the Company; President of the Company; and Executive Vice President of the Company and President of the Company's wholly-owned subsidiary, Varsity Clubs of America Incorporated, respectively. Each of these agreements has a four-year term which expires in December 2001. These agreements provide for an annual base salary of $200,000 to Mr. Martori, $150,000 to Ms. Stone and $130,000 to Mr. Zielinski. Effective January 1, 2000, the base salaries to Ms. Stone and Mr. Zielinski were increased to $175,000 and $140,000, respectively. In addition, each employee may receive certain incentive compensation at the discretion of the Board of Directors. Ms. Stone and Mr. Zielinski are also entitled to receive awards of 15,000 and 7,000 shares of restricted Common Stock, respectively, on January 1, 1998 and each anniversary thereof provided that she or he is employed by the Company on the date of grant.

         Under each employment agreement, the respective employee's employment may be terminated prior to its expiration (i) by the Company for Good Cause (defined as his or her willful breach or habitual neglect of his or her duties under the employment agreement, willful violation of reasonable and substantial rules governing employee performance, willful refusal to obey reasonable orders in a manner amounting to gross insubordination or commission of dishonest acts), (ii) upon the employee's disability or death or (iii) upon thirty days notice of either party. If the employee is terminated without "Good Cause" prior to the expiration of the term of the employment agreement, they are entitled to receive their base salary for the twelve-month period following such termination. The employment agreements generally prohibit each employee from competing with the Company during his or her respective term of employment by the Company and for a period of twelve months following the respective employee's termination for Good Cause. In addition, each employment agreement contains customary confidentiality provisions in favor of the Company.

         BASE SALARY. Each executive of the Company receives a base salary which is intended to be competitive with similarly situated executives in companies of a similar size and nature. In setting base salaries for 1999, the Compensation Committee considered the executive's position relative to other executives, overall responsibility, the achievement of past performance objectives, and compensation information gathered informally from publicly available information with respect to similar companies.

         DISCRETIONARY OPTIONS. From time to time, the Company has granted stock options to executives to recognize significant performance and to encourage them to take an equity stake in the Company. In making past option awards, the Compensation Committee has reviewed the overall performance of the executives and the Company has awarded options on a discretionary basis, based upon a largely subjective determination. No stock options were granted to executive officers during 1999.

         BONUSES. From time to time, the Company has granted bonuses, either in cash, stock, or a combination of both, to executive officers who, in the discretion of the Company's Compensation Committee, have performed in a manner meriting recognition above and beyond their base salary.

         The Company has established a program for its President (Ms. Stone) and certain other executive officers whereby they will be granted unregistered shares of Common Stock as a component of their total compensation. In 1999, 15,000 shares for 1998 performance and 15,000 shares for 1999 performance were issued to Ms. Stone and 7,000 shares for 1998 performance and 7,000 shares for 1999 performance were issued to Mr. Zielinski under the program. In addition, 15,000, 10,000 and 5,000 shares of unregistered Common Stock were issued as discretionary bonuses to Mr. Martori, Ms. Stone and Mr. Zielinski, respectively, during 1999, including 5,000 shares to each issued in January 1999 based on 1998 performance. In January 2000, Ms. Stone was paid a $20,000 discretionary cash bonus based on 1999 performance.

         PROFIT SHARING PLAN. In 1994, the Company adopted a Profit Sharing Plan for the benefit of all employees, including executive officers. A contribution of $50,000 was declared and funded for the 1999 fiscal year. Allocation among the participants of the amount contributed has not yet occurred. The allocation is not expected to exceed $2,000 for any executive officer. Allocations are determined based on participant earnings and the formulas defined in the plan, which are intended to comply with Internal Revenue Service regulations.

         EMPLOYEE STOCK OWNERSHIP PLAN. In 1999, the Company adopted an Employee Stock Ownership Plan for the benefit of all employees, including executive officers. For fiscal year 1999 the Company contributed $250,000 to the plan. Allocation among the participants of the amount contributed has not yet occurred. The allocation is not expected to exceed $8,000 for any executive officer.

         STOCK OPTION PLANS. The Company has adopted 1992 and 1995 Stock Option Plans pursuant to which options (which terms as used herein includes both incentive stock options and non-statutory stock options) may be granted to key employees, including executive officers, directors and consultants, who are determined by the Stock Option Committee to have contributed in the past, or who may be expected to contribute materially in the future, to the success of the Company. The exercise price of the options granted pursuant to the Plan shall be not less than the fair market value of the Common Stock on the date of grant and employee and director holders must serve as employees or directors of the Company for at least one year before exercising the option. Options are exercisable over a five-year period from date of grant if the optionee is a ten- percent or more shareholder immediately prior to the granting of the option and over a ten-year period if the optionee is not a ten- percent shareholder. No options were granted to executive officers or other employees during fiscal year 1999.

         COMPLIANCE WITH SECTION 162(m) OF INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended ("Tax Code"), limits the corporate deduction for aggregate compensation paid to the Named Executive Officers identified herein to $1,000,000 per year, unless certain requirements are met. The Compensation Committee has reviewed the impact of the Tax Code provision on the current compensation package for its Named Executive Officers. None of the Named Executive Officers will exceed the applicable limit. The Compensation Committee will continue to review the impact of this Tax Code Section and make appropriate recommendations to shareholders in the future.


Phoenix, Arizona                                         Patrick J. McGroder III
March 27, 2000                                                    James W. Myers

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

         The data below compares the cumulative total return, assuming reinvestment of dividends, of the Company's Common Stock with the Nasdaq National Market Index and the SIC Code 701 Index (hotels and motels) from January 1, 1995 to December 31, 1999. The Company has selected SIC Code 701 based on its belief that it is the most applicable comparison available, based upon the absence of 5-year historical data regarding publicly owned timeshare companies which derive substantial revenues from hotel/motel operations.

                 Comparison of Five Year Cumulative Total Return
              among investments in the Company's Common Stock, the
             Nasdaq National Market Index and the SIC Code 701 Index

 Company                      1995         1996       1997       1998      1999
 -------                      ----         ----       ----       ----      ----

 ILX Resorts Incorporated    127.78       88.89      97.23      36.67     26.67

 Industry Index              103.86      125.92     136.14     102.46    100.76

 Broad Market                129.71      161.18     197.16     278.08    490.46

Assumes $100 invested on January 1, 1995 in the Company's common stock, the Nasdaq National Market Index, and the SIC Code 701 index, with dividends being reinvested through December 31, 1999.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         At the determination of the Board of Directors, the accounting firm of Hansen, Barnett & Maxwell, a professional corporation, was engaged as the Company's principal accountants for the year ended December 31, 1999. Representatives of Hansen, Barnett & Maxwell are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Hansen, Barnett & Maxwell also served as the Company's principal accountants for the fiscal year ended December 31, 1998. The Board of Directors has not yet selected independent accountants for the fiscal year ending December 31, 2000.

         For each of the fiscal years ended December 31, 1990 through December 31, 1997, the accounting firm of Deloitte & Touche LLP served as the Company's principal accountants.

         On November 20, 1998, Deloitte & Touche LLP ("D&T") resigned as the principal independent accountants for the Company. D&T delivered its resignation at a meeting held with the Audit Committee of the Company's Board of Directors. Prior to such meeting, the Audit Committee had determined to terminate D&T as a result of issues relating to the Company's evaluation of the quality of service provided by D&T.

         D&T advised the Audit Committee that it was resigning due to a disagreement over the proper treatment of the extinguishment by the Company of certain debt. In September 1998, the Company prepaid a promissory note to an affiliated party in exchange for the forgiveness of $200,000 of the principal amount of such note. This transaction was reflected as approximately $200,000 of income in the Company's income statement for the fiscal quarter ended September 30, 1998. The nature of this transaction was also disclosed in Note 3 to the Company's financial statements for such period. D&T indicated that its view was that, because this transaction was with a related party, it should have been treated as a capital transaction under APB 26. Although the Company believes that its treatment of this extinguishment of debt is consistent with Paragraph 20 of APB 26, on December 31, 1998, the Company amended its report on Form 10-Q for the period ended September 30, 1998 to reflect the treatment of this transaction as a capital transaction.

         Neither of D&T's reports on the Company's financial statements for the last two years contained an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, during such periods and the period from December 31,

1997 until the date of D&T's resignation, except for the disagreement discussed in the preceding paragraph, there were no disagreements or "reportable events", as contemplated by Item 304(a)(1) (iv) and (v), respectively, under Regulation S-K.

         On December 11, 1998, the Company filed an Amendment No. 1 to its Report on Form 8-K dated November 20, 1998 for the purpose of filing a letter from D&T in which D&T indicated that it disagreed with certain portions of the foregoing description of the events related to its resignation. Copies of the Form 8-K and the Amendment thereto are publicly available.

         On February 8, 1999, the Company engaged Hansen, Barnett & Maxwell, a professional corporation, as its principal accountant to audit the Company's financial statements for the year ended December 31, 1998. Prior to its engagement, the Company had not consulted Hansen, Barnett & Maxwell with respect to the application of accounting principles to a specified transaction or any matter that was the subject of a disagreement or a reportable event (as described in Item 301(a)(1)(v) of Regulation S-K). The Company has authorized D&T to respond fully to inquiries of the successor accountant concerning the subject matter of the disagreement discussed above.

         Additional information concerning the resignation of D&T and the engagement of Hansen, Barnett & Maxwell has been included in the Company's Report on Form 8-K filed with the SEC on November 30, 1998, Amendment No. 1 thereto filed on December 11, 1998 and in Item 9 of the Company's Annual Report on Form 10-K for the years ended December 31, 1998 and 1999.

                              FINANCIAL INFORMATION

         The Company's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operation" are set forth in the Company's Annual Report, which is hereby incorporated by reference. An Annual Report will be mailed to all shareholders of Common Stock of record at the close of business on April 18, 2000, concurrently with the mailing of this Proxy Statement. UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999, WITHOUT EXHIBITS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED IN WRITING TO THE COMPANY AT 2111 EAST HIGHLAND AVENUE, SUITE 210, PHOENIX, ARIZONA 85016,
ATTENTION: SECRETARY, TELEPHONE: 602.957.2777.

                              STOCKHOLDER PROPOSALS

         In order for proposals to be considered for inclusion in the Proxy Statement and Proxy for the 2001 Annual Meeting of Shareholders, such proposals must be received by the Secretary of the Company no later than January 22, 2001, and must comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to shareholders for their consideration at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named on the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Based solely upon the written representations of the Company's directors, executive officers and ten percent holders and review of Forms 3, 4, and 5 and amendments thereto furnished to the Company, the Company is not aware of any late filings for the year ended December 31, 1999.

ILX Resorts Incorporated
2111 East Highland Avenue, Suite 210
Phoenix, Arizona 85016

                                      PROXY
           This Proxy is solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Joseph P. Martori and Nancy J. Stone, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of ILX Resorts Incorporated held of record by the undersigned on April 18, 2000, at the 2000 Annual Meeting of Shareholders to be held June 21, 2000, or any adjournment thereof.

1. ELECTION OF DIRECTORS

[ ] FOR all nominees listed below equally among all such nominees, or as indicated below

    Steven R. Chanen                        _________________ shares
    Joseph P. Martori                       _________________ shares
    Joseph P. Martori, II                   _________________ shares
    Patrick J. McGroder III                 _________________ shares
    James W. Myers                          _________________ shares
    Nancy J. Stone                          _________________ shares
    Edward S. Zielinski                     _________________ shares

[ ] WITHHOLD AUTHORITY to vote for all nominees

IN THE EVENT THE SHAREHOLDER DOES NOT INDICATE A PREFERENCE ON PROPOSAL NO. 1, MANAGEMENT INTENDS TO VOTE FOR PROPOSAL NO. 1.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATION ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS FOR WHICH THE SHAREHOLDER HAS NOT INDICATED A PREFERENCE OR IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The undersigned revokes any proxies heretofore given by the undersigned and acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement furnished herewith and the Annual Report to Shareholders also delivered herewith.


----------------------------------
          Signature

----------------------------------
    Signature if held jointly
                                                  DATED                  , 2000
                                                       ------------------